Exhibit (p)(4)

Hartford Investment Management Company

(“HIMCO”)

Code of Ethics

June 2023

The information contained herein is the property of Hartford Investment Management Company (“HIMCO”) and may not be copied, used, or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording, or otherwise) without written prior permission of the Chief Compliance Officer (or designee) or Chief Legal Officer (or designee).

Table of Contents

Policy		1
Designation		1
Responsibilities & Prohibitions		1
Material Non-Public Information (“MNPI”)		2
Market Manipulation		2
Late Day Trading		2
Controls & Procedures		2
Reporting of Related Personal Securities Accounts and Holdings		2
A.	Initial and Annual Related Accounts and Holdings Reports	2
B.	Documented Managed Accounts	4
C.	Margin Accounts	4
D.	Power of Attorney	4
E.	Quarterly Transactions Report	5
Required Use of Designated Broker-Dealers		5
F.	Designated Broker-Dealers	5
G.	Duplicate Confirmations and Account Statements	5
H.	New Accounts and Terminated Accounts	6
Personal Trading Requirements		6
I.	Pre-Clearance	6
J.	60-Day Holding Period	7
K.	Blackout Period Restrictions	7
L.	Short Sales	7
M.	Options in HIG Stock	8
N.	Options on Indices or Specific Securities with an Expiration of Less Than 60 Days	8
O.	Restricted Lists	8
P.	Initial Public Offerings (“IPO”) of Equity Securities	8
Q.	Initial Coin Offerings (“ICO”)	8
R.	Special Purpose Acquisition Company (“SPAC”)	8
S.	Single-stock Leveraged ETF (“LETF”)	8
T.	Cross Trades	8
U.	Closed-End Funds Managed by HIMCO	8
V.	Trading Authority Review	8
W.	Research Authority Review	9
X.	Fixed Income Security Review	9
Y.	Alternative Investment Review	9
Z.	Requests for Personal Trading Exceptions	9
Hartford Stock Pre-Clearance Procedures		9
Initial and Annual Certifications and Acknowledgments		10
Outside Business Activities		10
Commercial or Securities Litigation and Arbitration		10
Initial and Annual Compliance Training		11
Breaches and Interpretation		11
Regulatory authority		11
Definitions		11
Appendix B – Quarterly Transactions Reporting		13
Appendix C – Pre-Clearance Requirements/Exemptions		14
Appendix D – Off-Shore Consultants		15
Appendix E – HIMCO Designated Brokers		16

Policy

As a fiduciary Hartford Investment Management Company (“HIMCO”) and its Supervised Persons are subject to a duty of care and duty of loyalty and must act in the best interests of HIMCO’s clients. HIMCO has adopted this Code of Ethics (“Code”) to reinforce fiduciary principles and prevent fraud and deceptive or manipulative conduct. All persons subject to this Code must comply with all applicable federal securities laws, conduct themselves with integrity, carry out their duties for the benefit of HIMCO’s clients and cooperate with Compliance.

All Supervised Persons are responsible for reading this policy and procedures in their entirety and abiding by the controls and requirements outlined herein. These policy and procedures (as amended) are available at all times via the Compliance SharePoint Site. Related policies of The Hartford Financial Services Group, Inc. (“The Hartford”) are available on the Ethics & Compliance iConnect page.

All Supervised Persons have a personal responsibility to comply with the provisions of this policy and must do so at all times.

Designation

At time of hire and upon a change in job function or access level, HIMCO’s Chief Compliance Officer (“CCO”) and/or Head of Regulatory Compliance designate each HIMCO Supervised Person based on the individual’s function, access to information and degree of access to HIMCO’s office space at time of hire and upon change in job function or access level. Supervisors must notify Compliance by submitting a HIMCO IT Service Request prior to the start date or effective date of the change.

•	Access Person: Employees, Interns/Externs and Consultants that support HIMCO functions who have access to information regarding investment decisions, transactions, and/or holdings pertaining to Client Accounts.

•	Investment Person: Access Persons who are investment personnel, including Portfolio Managers, Traders, and analysts whose functions relate to the making of investment recommendations or executing such transactions. Asset Liability Management and ERM Credit and Market Risk are also included in this level. Investment Persons are also Access Persons and thus subject to those requirements.

•	Badge-Only Access Person: Hartford Employees with roles requiring access to HIMCO floors but no systems access, as well as others who may be given this designation by Compliance. Vendor employees who have badge access are not considered to be a Badge-Only Access Person.

Responsibilities & Prohibitions

✓Supervised Persons must comply with all applicable federal securities laws, place the interests of HIMCO’s clients above their own, and minimize or mitigate any conflict, or appearance of conflict, between their self-interest and that of HIMCO, The Hartford, its shareholders and/or any of HIMCO’s clients. Supervised Persons must conduct personal securities transactions in a manner that does not abuse their position of trust and responsibility or impair their ability to carry out assigned duties and must not use their position with HIMCO, or The Hartford, for private gain to themselves or any other person.

In addition, information acquired in connection with job responsibilities, including actual or contemplated investment decisions, portfolio composition, research, research recommendations, or other HIMCO activities is confidential and may not be used in any way that conflicts with the interests of HIMCO’s clients. HIMCO Supervised Persons must not divulge contemplated or completed securities transactions or trading strategies of HIMCO clients to any person, except as required by the performance of such person’s job responsibilities and only on a need-to-know basis and subject to any applicable confidentiality obligations. In addition, HIMCO Supervised Persons may not knowingly mirror contemplated or completed Securities transactions of HIMCO’s clients.

Material Non-Public Information (“MNPI”)

✓Supervised Persons in possession of material non-public information about Securities or their issuer must not trade these Securities for their Related Accounts or advise any person to buy or sell such Securities, other than private side Client Accounts with respect to which the MNPI was received, and only in accordance with any confidentiality and other contractual obligations. Supervised Persons are prohibited from trading in HIG Securities if they possess MNPI about The Hartford or its affiliated entities.

Market Manipulation

✓Supervised Persons are prohibited from trading a Security while having information about upcoming trading activity for any Client Account. This includes the following:

A.	Market Timing: Supervised Persons cannot time transactions in Related Accounts to take advantage of possible market action caused by transactions in Client Accounts.
B.	Front Running: Supervised Persons must not trade Securities to benefit from knowledge of HIMCO’s or a Client Account’s impending trades, positions, plans or strategies, or forthcoming research recommendations by HIMCO’s internal research staff.
C.	False and Misleading Rumors: Supervised Persons must not spread rumors or misinformation that they know (or suspect to be) inaccurate, false, or misleading.

Late Day Trading

✓Supervised Persons must not attempt to gain advantageous net asset values for mutual funds by purchasing or redeeming shares at times when they believe subsequent valuations will be made to the securities traded on markets which close earlier than the time of net asset value calculation for such funds.

Controls & Procedures

Reporting of Related Personal Securities Accounts and Holdings

✗ Badge-Only Access Persons are not subject to reporting of Related Accounts and Holdings.

✓Access Persons must complete all reporting and certification requirements in this section by the deadlines for all Related Accounts. Reminders are sent to them, their supervisors, and HIMCO’s senior management through HIMCO’s Personal Trading Application.

A.	Initial and Annual Related Accounts and Holdings Reports

✓Access Persons including Interns/Externs must disclose, within 10 calendar days of beginning employment and/or access to HIMCO and on an annual basis thereafter, all their Related Accounts and most Holdings in Securities in which they have a Beneficial Interest as noted below. For the initial report, the information provided must be as of a date no more than 45 calendar days prior to the Access Person’s start date, and for each annual report, must be as of December 31st of the prior year end and provided by the date required by Compliance (set within the SEC’s requirement of no more than 45 calendar days after year-end).

✓Off-Shore Consultants living in India should consult Appendix D for the requirements for Related Accounts and Holdings in India.

✓Access Persons must disclose all Related Accounts over which they or an Immediate Family Member have investment discretion or report that they have no Related Accounts and/or Holdings.

Below are the Related Accounts that require disclosure, along with the disclosure of holdings. Any account that has the ability to hold a Security must be disclosed:1

•	Automatic Investment/Redemption Plans
•	Brokerage accounts
•	Cryptocurrency related assets deemed to be a Crypto Asset Security, including options and futures on Cryptocurrency
•	Custody accounts
•	Direct held stock
•	Dividend Reinvestment Plans (“DRIP”)
•	Employee benefit plans, including Hartford plans[2]:
○	401k, 401a, 403(b) and 457 plans (Holdings required only for Hartford 401k)
○	Stock option accounts holding vested/exercisable stock
○	Excess savings plans
○	Deferred compensation plans
•	Employee stock purchase plan accounts
•	Executorships
•	Family trust/family partnership
•	Hartford administered 529 Plans
•	Health savings accounts which can invest in Securities
•	Individual retirement accounts (“IRA”)
•	Mutual Fund Only Accounts that allow investments in Hartford or HIMCO managed mutual funds
•	ETF only accounts that allow investments in Hartford ETFs

The following Related Accounts require initial disclosure and annual affirmation, but do not require disclosure of Holdings:

•	529 plans not sponsored by The Hartford
•	Documented Managed Accounts
•	Mutual Fund Only accounts which do not allow investments in Hartford or HIMCO managed mutual funds[2]
•	ETF only accounts which do not allow investments in Hartford managed ETFs
•	Peer-to-Peer Lending Accounts

Access Persons failing to report within the deadlines are, at a minimum, prohibited from engaging in personal trading until the required reporting is completed.

✓Interns/Externs must disclose all Related Accounts over which they have direct influence or control in HIMCO’s Personal Trading Application. They do not need to disclose accounts of their Immediate Family Members if living at home. If a Related Account is not held at a Designated Broker-Dealer, statements must be uploaded into HIMCO’s Personal Trading Application monthly or quarterly, depending upon the frequency with which statements are issued.

1 Related Accounts do not include TreasuryDirect accounts, or Cryptocurrency wallets that do not hold a Crypto Asset Security. These accounts and holdings are exempt from all requirements of this Policy.

2 If a Mutual Fund Only account allows for the purchase of Hartford or HIMCO managed mutual funds, the Access Person may be subject to additional reporting obligations as the CCO or Head of Regulatory Compliance may from time to time determine are necessary.

B.	Documented Managed Accounts

✓Access Persons can maintain accounts with any adviser who has been granted full discretionary control over the account. Such Access Person must provide Compliance with a copy of the legal document or agreement with their discretionary adviser that clearly states full discretionary control has been granted to such adviser. This must be provided upon hire or upon subsequent contracting with such adviser. The agreement must show that neither the Access Person (nor an Immediate Family Member if applicable) has direct or indirect influence or control, meaning that neither the Access Person (nor an Immediate Family Member if applicable) may:

•	Suggest purchases or sales to the third-party adviser;
•	Direct purchases or sales of investments in the account; or
•	Consult with the third-party adviser as to the particular allocation of investments[3] to be made in the account.

Once Compliance has determined that the documentation provided clearly shows that the account meets the requirements stated above, the account will be deemed to be a Documented Managed Account. If a Documented Managed Account is not held at a Designated Broker-Dealer and does not satisfy these requirements, assets will have to be moved to a Designated Broker-Dealer and become subject to the corresponding Code of Ethics requirements.

•	If the legal document or agreement in place does not explicitly remove the investment discretion of the Access Person, as determined by HIMCO Compliance, the Access Person can request that this language be added to the legal document or agreement; or
•	If the legal document or agreement provides discretionary authority to the third-party adviser but does not also explicitly remove the Access Person’s discretion, the Access Person must obtain a written certification from the third-party adviser that indicates that the Access Person does not have any discretionary authority to suggest purchases or sales to the third-party adviser; direct purchases or sales of investments in the account; or consult with the third-party adviser as to the particular allocation of investments[4] to be made in the account.

As part of their annual certification, such Access Persons must obtain from the third-party adviser a certification confirming that neither the Access Person nor an Immediate Family Member have direct or indirect influence or control, as described above.

Compliance may periodically request that Access Persons provide statements for these accounts.

Transactions in a Documented Managed Account are exempt from pre-clearance, black-out period, 60-day holding period requirements, Restricted Lists, initial and annual holdings reporting and quarterly transactions reporting.

C.	Margin Accounts

If an ✓Access Person chooses to have a margin account, the Access Person is responsible for ensuring that adequate collateral is maintained so that securities are not sold by the broker without pre-clearance as required by this Code. A violation under this provision could result in trade reversals, disgorgement of profits, pre-clearance violations and possible other penalties as described in the Breaches section below. As a reminder, The Hartford’s Insider Trading Policy prohibits Insiders from holding Hartford securities in a margin account or pledging Hartford securities as collateral for a loan.

D.	Power of Attorney

✓Access Persons need to disclose the principal’s accounts as Related Accounts once they exercise the power of attorney and take financial control but do not need to make such disclosure if the power of attorney has not been exercised.

3 Discussions summarizing, describing, or explaining account activity, without directing or suggesting specific securities is allowed. It is also acceptable to designate a percentage to allocate to various asset classes or risk tolerance.

4 Ibid.

E.	Quarterly Transactions Report

✓Access Persons must respond to and certify all executed personal Securities transactions within the deadline set by Compliance and within the SEC’s requirement of 30 days after quarter end. Personal Securities transactions that must be included in the quarterly transactions report and those that are exempt from quarterly transaction reporting are outlined in Appendix B. If no securities were transacted during the quarter Access Persons must indicate that in the quarterly report.

•	Access Persons are responsible for reviewing, modifying (as needed) and affirming transactions with Designated Broker-Dealer(s) in HIMCO’s Personal Trading Application.
•	Even though accounts held at a Designated Broker-Dealer are on an electronic feed that includes transactions, Access Persons are responsible for reviewing and resolving any discrepancies within HIMCO’s Personal Trading Application and manually entering transactions executed outside of a Designated Broker-Dealer. Access Persons must upload related confirmations and account statements within 10 business days of receipt.

HIMCO’s Personal Trading Application is coded with rules to capture any transactions that violate one of this policy’s trading restrictions. Alerts are generated for any transactions that violate a trading restriction. HIMCO’s Personal Trading Application does not allow any Compliance administrators of the system to close or delete their own alerts. The Chief Compliance Officer’s transactions are also subject to these rules and any issues would be raised to HIMCO’s President and others, as appropriate.

Required Use of Designated Broker-Dealers

✗ Badge-Only Access Persons are not required to disclose Related Accounts and are not required to use Designated Broker-Dealers.

✓Access Persons must maintain all Related Accounts with Designated Broker-Dealers except for those specifically exempted below.

F.	Designated Broker-Dealers

Appendix E contains a list of HIMCO’s Designated Broker-Dealers.

Exemptions

•	If an Immediate Family Member is subject to their employer’s code of ethics which requires them to maintain their personal brokerage accounts with a broker-dealer who is not a Designated Broker-Dealer.
•	Employee, Intern/Externs, and Consultants who have an anticipated stay of less than six months. If the stay extends past six months, all Related Accounts must be moved to a Designated Broker-Dealer within 60 calendar days of the six-month mark.
•	Mutual Fund Only Accounts.
•	ETF only accounts.[5]
•	Documented Managed Accounts.
•	Stock held directly with an issuer or through a transfer agent.
•	Accounts held in India for Access Persons and their Immediate Family Members who live in India.
•	Frozen accounts held in India by Access Persons and their Immediate Family Members that do not reside in India.

G.	Duplicate Confirmations and Account Statements

✓Access Persons must ensure that Designated Broker-Dealers’ electronic confirmations and holdings for each Related Account are loaded into HIMCO’s Personal Trading Application and notify Compliance if they discover that they are not loaded.

5 This exemption does not apply to an account that holds Single-stock Leveraged ETFs.

H.	New Accounts and Terminated Accounts

✓Access Persons must disclose to Compliance any Related Account within 10 business days of opening such account by completing an account profile in HIMCO’s Personal Trading Application.

Access Persons are responsible for disclosing to Compliance any Related Account that is not currently held at a Designated Broker-Dealer. Access Persons have 60 calendar days to begin the process of transferring holdings to a Designated Broker-Dealer and closing the Related Account. During this time, the Access Person must pre-clear any required transactions and manually add all transactions and upload all trade confirmations.

Access Persons are responsible for updating their account profile in HIMCO’s Personal Trading Application when a Related Account is closed.

Personal Trading Requirements

✗ Badge-Only Access Persons are not subject to personal trading requirements.

✓Access Persons must adhere to the requirements in this section for all investment transactions in a Related Account other than those exempt from pre-clearance as listed in Appendix C.

I.	Pre-Clearance

Compliance asks that Access Persons submit pre-clearance requests at least one hour before market close via HIMCO’s Personal Trading Application. No transaction subject to pre-clearance may be executed prior to Compliance approval in the Personal Trading Application. As part of the pre-clearance process HIMCO’s Personal Trading Application (through coded rules) and/or Compliance evaluates the type of Security, transaction type, applicable holding periods, Restricted Lists, Client Account trade activity/pending orders, and the Access Person’s responses to the pre-clearance questions.

Pre-clearance requests for Alternative Investments must be submitted via HIMCO’s Personal Trading Application using the private transaction request form.

Pre-clearance approvals are only valid up to the number of shares pre-cleared. Where fractional shares may be purchased, requests can be rounded up to the next whole number.

Pre-clearance approvals are only valid for the day they are issued. Authorization is effective on the day of pre-clearance approval until the earlier of the close of the New York Stock Exchange (typically 4:00 PM Eastern Time) or until an Access Person discovers that their response to pre-clearance questions needs to change. The Access Person must submit a new request for pre-clearance if the trade is not executed before approval expires.

Exemptions

•	Limit Orders must be initiated on the day pre-clearance approval is granted and may remain open until executed so long as the terms remain unchanged. Any increase in quantity or change to the limit price requires a new pre-clearance request. The 60-day holding period requirement applies to all Limit Orders, so no sell limit order should be submitted before the 60-day holding period requirement has been satisfied.
•	When not using an online application to direct a trade, the authorization is effective for the date on which the transaction is initiated (e.g., mailing a completed application or payment check, making a phone call), which may differ from when the transaction is executed.
•	Directed trades within an Automatic Redemption Plan not through a Designated Broker-Dealer will be measured against the date on which application documents are submitted to the plan administrator.

•	Any approvals for Non-U.S. Markets are valid until the next U.S. trading day begins at 9:30 AM Eastern Time. Orders not executed overnight require a new pre-clearance approval.
•	Approvals for Alternative Investments remain in effect for a reasonable period not to exceed 90 days.

J.	60-Day Holding Period

✓Access Persons may not transact in the purchase and subsequent sale, or sale and subsequent purchase, of the same Security within 60 calendar days. Access Persons are also prohibited from achieving the same result by transacting in a related Security, such as an option, put or call. The 60-day holding period uses a last in, first out (LIFO) order of transaction, measured from date of the most recent purchase.

Exemptions

•	Sale of HIG Securities purchased under the ESPP (one time per offering period)
•	Transactions of $15,000 or less in any US stock, trading on US exchanges, with a market capitalization of $75 billion or more on the day the transaction is placed (does not include options on such stock)
•	Mutual funds not managed by HIMCO
•	ETFs, ETNs and options on ETFs and ETNs[6]
•	Short-term profits obtained in a Related Account from the exercise of employee stock options and the concurrent sale of the underlying stock
•	Stock acquired from the issuer, through corporate actions such as stock dividends, dividend reinvestments, stock splits or resulting from a merger or acquisition

K.	Blackout Period Restrictions

✓Investment Persons may not knowingly trade a Security for a Related Account within seven calendar days before or after the same Security (e.g., the same CUSIP, SEDOL or ISIN) is traded (or contemplated to be traded) for a Client Account. This restriction is specific to the type of Security traded by the Investment Person’s business unit.

✓Access Persons may not trade a Security for a Related Account for which a Client Account has an order outstanding or where HIMCO has executed a trade for the same Security on the same day (e.g., the same CUSIP, SEDOL or ISIN).

Exemptions.

•	Transactions in Passively Managed Investment Portfolios
•	Transactions of $15,000 or less in any US stock, trading on US exchanges, with a market capitalization of $75 billion or more on the day the transaction is placed (does not include options on such stock)

ETFs, ETNs and options on ETFs and ETNs

L.	Short Sales

✓Access Persons may not execute short sales.

Exemptions:

ETF, ETNs and options on ETFs and ETNs

Excessive Personal Trading

✓Access Persons may not engage in excessive personal trading. Excessive trading is defined as more than 15 pre-cleared and executed trades in a rolling 90-day period including public or private transactions, taken in aggregate. If pre-clearance is required (see Appendix C), the executed trade is counted for purposes of excessive trading calculations. If an Access Person has multiple Related Accounts, a trade in the same Security in the same direction in more than one Related Account will count as one trade if the trade is pre-cleared and executed on the same date for all Related Accounts participating in the trade.

6 Single-stock Leveraged ETFs are not exempt.

Liquidation trades related to closing an account that must be moved to a Designated Broker-Dealer do not count towards the excessive trading restriction.

M.	Options in HIG Stock

✓Access Persons are prohibited from transacting in any options on Hartford Financial Services Group Inc. (HIG) stock.

N.	Options on Indices or Specific Securities with an Expiration of Less Than 60 Days

✓Access Persons cannot trade options on indices or a specific Security with an expiration of less than 60 days, since the 60-day hold period cannot be met.

O.	Restricted Lists

✓Access Persons are prohibited from buying or selling for any Related Account any Securities that are included on HIMCO’s Restricted Lists or other applicable company-wide restricted lists.

Exemption: Documented Managed Account transactions.

P.	Initial Public Offerings (“IPO”) of Equity Securities

✓Access Persons may not acquire a Beneficial Interest in an equity Security in an Initial Public Offering.

Q.	Initial Coin Offerings (“ICO”)

✓Access Persons may not acquire a Beneficial Interest in Initial Coin Offerings.

R.	Special Purpose Acquisition Company (“SPAC”)

Effective on the date of this policy revision, ✓Access Persons may not acquire a Beneficial Interest in a Special Purpose Acquisition Company. Any existing holdings acquired prior to this prohibition may be sold with pre-clearance approval.

S.	Single-stock Leveraged ETF (“LETF”)

Effective on the date of this policy revision, ✓Access Persons must pre-clear all transactions in single-stock leveraged ETFs.

T.	Cross Trades

✓Access Persons are not permitted to execute cross transactions between a Related Account and a Client Account or between the Related Accounts of two Access Persons.

U.	Closed-End Funds Managed by HIMCO

As of the date of this policy, HIMCO does not manage any closed-end funds. If HIMCO manages any closed end funds in the future, ✓Access Persons will not be permitted to acquire a Beneficial Interest due to potential regulatory filing obligations.

V.	Trading Authority Review

When ✓Investment Persons have trading authority at HIMCO over the Security being pre-cleared or any Security issued by the issuer of the Security being pre-cleared, they are required to:

•	Complete the corresponding pre-clearance form, specific to those with trading authority in HIMCO’s Personal Trading Application.
•	The request will automatically be sent to the Head of Trading (or designee) for a conflicts review and approval.

W.	Research Authority Review

When ✓Investment Persons have research authority at HIMCO over the Security being pre-cleared or any Security issued by the issuer of the Security being pre-cleared, they are required to:

•	Complete the corresponding pre-clearance form, specific to those with research authority in HIMCO’s Personal Trading Application.
•	The request will automatically be sent to the Sector Manager (or designee) for a conflicts review and approval.

X.	Fixed Income Security Review

Pre-clearance requests to trade in fixed income securities are reviewed by the Sector Manager (or designee) and Trader for the Security type that the Access Person has pre-cleared. The Sector Manager and/or Trader must research whether HIMCO has any trades or orders for the issuer and whether they are aware of any conflicts. Municipal fixed income securities are subject to blackout restrictions if the security being pre-cleared is for the same municipality and the same taxable status as the security traded for a client account.

Y.	Alternative Investment Review

Pre-clearance requests to trade in Alternative Investments are reviewed by the portfolio manager of the asset class that the Access Person has pre-cleared. The portfolio manager must research whether HIMCO holds the Alternative Investment, if they have plans to invest in the Alternative Investment and whether they are aware of any conflicts.

Z.	Requests for Personal Trading Exceptions

✓Access Persons must submit a written request to the CCO or Head of Regulatory Compliance to request an exception from a personal trading restriction. The CCO or Head of Regulatory Compliance may grant exceptions from the personal trading restrictions in this Code if the request will not result in conflicts of interest with clients or violate applicable law or other provisions of this Code.

Hartford Stock Pre-Clearance Procedures

✓Insiders are subject to certain Hartford requirements.

✗Supervised Persons that are not Insiders are not subject to this section.

The Hartford designates certain Access Persons as Pre-clearance Insiders or Quarterly Report Insiders (collectively, “Insiders”) based on job function and potential access to material non-public information and notifies them of their Insider status. The Hartford has additional trading and reporting requirements applicable to these individuals, and The Hartford administers the additional surveillance of HIG Securities transactions for those designated as Insiders. Insiders must satisfy the requirements under The Hartford’s Insider Trading Policy before submitting a HIMCO pre-clearance request for a personal Securities transaction involving HIG Securities.

Initial and Annual Certifications and Acknowledgments

✓Candidates for HIMCO employment are required to certify that they have received, read and understand this Code and to disclose personal litigation, disciplinary history and other information required for the administration of HIMCO’s compliance program.

✓Supervised Persons are required to provide certifications including that they have received, read and understood this Code and other HIMCO Compliance policies and procedures and to disclose personal litigation, disciplinary history and other information required for the administration of HIMCO’s compliance program. The certifications are administered within HIMCO’s Personal Trading Application and must be completed within 10 calendar days of starting employment and/or access with HIMCO, annually, and as requested by Compliance.

Outside Business Activities

✓Supervised Persons must not make use of their HIMCO position or information acquired during employment or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between their personal interests and the interests of HIMCO or its clients.

✗Badge-Only Access Persons are not required to disclose Outside Business Activities.

✓Access Persons must disclose existing Outside Business Activities upon hire and obtain preapproval from Compliance for any proposed new or changes to Outside Business Activities using HIMCO’s Personal Trading Application prior to:

•	Operating a separate business, including real estate properties[7], or regularly assisting a family member in the operation of a business;
•	Teaching for compensation;
•	Serving as a director, officer, general partner or trustee of, or as a consultant to, or holding any committee position with, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations. Access Persons serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company and are generally prohibited from trading in a Security issued by the company on whose board they sit, per HIMCO’s Material Non-Public Information and Insider Trading Policy and Procedures;
•	Forming or participating in any stockholders' or creditors' committee (other than on behalf of HIMCO or a Client Account) that purports to represent Security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest (for the avoidance of doubt, this provision is not intended to preclude an Access Person from filing a proof of claim in a class action lawsuit);
•	Receiving compensation of any nature from any person, firm, corporation, estate, trust or association, other than from HIMCO, whether as a fee, commission, bonus or other consideration such as stock, options or warrants, except for serving as administrator of a friend’s or family member’s estate; or
•	Joining an investment club or other group which pools the participants’ money or uses money in an endowment to make investments. Pre-approval is also required before any of the Access Person’s Immediate Family Members may join an investment club. HIMCO Interns/Externs are permitted to join their college or university’s investment club if they recuse themselves from participating in investing while they support HIMCO.

Commercial or Securities Litigation and Arbitration

✓Access Persons must immediately notify Compliance to the extent that they participate, as a plaintiff, defendant or witness, in any commercial or Securities litigation or arbitration (not personal litigation).

✗Badge-Only Access Persons are not required to disclose commercial or Securities litigation or arbitration in which they participate.

7 Partial rental of vacation homes is not considered operating a separate business.

Initial and Annual Compliance Training

✓Access Persons must attend compliance training that includes the discussion of this Code’s requirements within 10 calendar days of joining HIMCO. All Supervised Persons are required to attend training and participate in annual compliance training that includes discussion of this Code’s requirements.

Breaches and Interpretation

Compliance with this Code of Ethics is a condition of employment with HIMCO, and any actual or suspected breach of these policies and procedures must be escalated to the Chief Compliance Officer immediately. Access Persons have a personal responsibility to comply with these policies and procedures and must notify HIMCO Compliance as soon as they become aware that they or an Immediate Family Member have violated this Code of Ethics. Questions regarding the interpretation of this Code, or related to specific situations, should be directed to the CCO in advance of any contemplated transaction. The CCO has the right to make final and binding interpretations.

Sections of this Code reflect provisions of the U.S. securities laws, so violations could lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment. Supervised Persons violating these policies and procedures may be subject to (without limitation) prohibitions on personal trading, sanctions, fines, suspensions, termination of employment, additional training, a letter of reprimand in the Access or Supervised Person’s personnel file, compelled reversal of trades, forfeiture of profits, bonus reduction, suspension of trading privileges, or any other penalty as determined by appropriate personnel within the firm.

Upon discovery of a potential violation, Compliance will work with the Access or Supervised Person to understand the facts and circumstances. The CCO must review all violations of the Code and oversee any appropriate investigations and subsequent response.

Compliance will send notification of the violation to the Access or Supervised Person and their supervisor.

Regulatory authority

•	Investment Advisers Act of 1940, SEC Rule 204A-1
•	Investment Company Act of 1940, SEC Rule 17j-1

Definitions

Click here for a link to the HIMCO Compliance Policy Definition Inventory to access defined terms

Appendix A – Policy Revision & Approval History

Effective Date	Description of Action	Approved by Name and Title
January 1, 2007	Update of Policy	David Znamierowski, HIMCO President
January 1, 2008	Update of Policy	Barbara Keller, Chief Compliance Officer
November 2, 2009	Update of Policy	Barbara Keller, Chief Compliance Officer
August 4, 2011	Update of Policy	Robert Lewton, Chief Compliance Officer
February 3, 2012	Update of President’s Message	Robert Lewton, Chief Compliance Officer
January 14, 2013	Update of Policy	Robert Lewton, Chief Compliance Officer
March 17, 2016	Update of Policy	Robert Lewton, Chief Compliance Officer
December 14, 2022	Update of Policy	Tim Brennan, Chief Compliance Officer
June 30, 2023	Update of Policy	Tim Brennan, Chief Compliance Officer

Appendix B – Quarterly Transactions Reporting

Transactions exempt from reporting:	Reporting must include Transactions in:

•     Scheduled Automatic Investment /Redemption Plan purchases or sales

•     Cash dividends

•     Cash transactions

•     Corporate actions

•     Direct Obligations of the U.S. Government

•     Dividend Reinvestment Plan purchases

•     Documented Managed Accounts

•     ESPP automated purchases and decision to join

•     ETFs and ETNs[8]

•     529 plans

•     High-Quality Short-Term Debt Instruments

•     Money market funds

•     Open-end mutual funds

•     Mutual funds not managed by HIMCO or The Hartford

•     Non-Hartford Plans which do not permit self-directed trades

•     Alternative Investments

•     Asset backed Securities

•     Automatic Investment/Redemption Plans directed trades

•     Closed-end mutual fund

•     Cryptocurrency options and futures

•     Crypto Asset Security

•     Corporate bonds/notes

•     Convertible bonds

•     Currencies

•     Depository receipts

•     Dividend Reinvestment Plan sales and directed trades

•     ESPP sales

•     Hartford 401k

•     Hartford annuities

•     Hartford ETFs

•     Hartford managed mutual funds

•     HIMCO managed mutual funds

•     Mortgage-backed Securities

•     Municipal bonds/notes

•     Non-U.S. Government (sovereign) Debt

•     Options

•     Rights

•     Sales of Special Purpose Acquisition Company

•     Single-stock Leveraged ETF

•     Stocks

•     Structured notes

•     Unit investment trusts

•     Warrants

•     Any other Security type not specifically exempt

8 Single-stock Leveraged ETF transactions are required.

Appendix C – Pre-Clearance Requirements/Exemptions

Security transactions exempt from pre-clearance, excessive trading, 60-day holding period and blackout restrictions:	Security transactions which require pre-clearance:

•     Transactions of $15,000 or less in any US stock, trading on US exchanges, with a market capitalization of $75 billion or more on the day the transaction is placed

•     Automatic Investment Plan purchases

•     Automatic Redemption Plan sales

•     Bank Certificates of Deposit

•     Corporate action

•     Direct obligation of U.S. Government

•     Documented Managed Account

•     DRIP automatic purchase

•     ESPP purchases

•     ETFs and ETNs (and options or futures)[9]

•     401k, 401a, 403(b) and 457 Plans

•     529 Plans

•     High-Quality Short-Term Debt Instruments

•     Money market funds

•     Mutual funds not managed by HIMCO

•     Transactions of greater than $15,000 in any US stock, trading on US exchanges, with a market capitalization of $75 billion or more on the day the transaction is placed

•     All directed trades under Automatic Investment/Redemption Plans

•     Cryptocurrency options and futures

•     Crypto Asset Security

•     Closed-end mutual funds

•     Convertible bonds

•     Corporate bonds

•     Depository receipts

•     DRIPs (initial decision to participate and directed trades, as well as sale of stock acquired via plan)

•     ESPP Sales (automated purchases are exempt)

•     Futures

•     HIG stock

•     HIMCO managed mutual funds

•     IPO (prohibited unless trading on the secondary market)

•     Mortgage-backed Securities

•     Municipal bonds

•     Options

•     Stocks

•     Private Placements

•     Sales of Special Purpose Acquisition Company (no new purchases allowed)

•     Single-stock Leveraged ETF

•     Structured notes

•     U.S. government agency bonds

•     Warrants

•     Any other asset type not specifically exempt

9 Single-stock Leveraged ETFs must be pre-cleared.

Appendix D – Off-Shore Consultants

✓Off-Shore Consultants living in India should refer to the below requirements.

Accounts and Holdings Required to be Disclosed:

•	Brokerage account
•	401k Plans for Cognizant, Infosys, MindTree and TCS
•	Demat accounts through AMC, banks and distributors
•	Direct held stock plan
•	Life insurance policies with Security investments
•	Mutual fund only account
•	Private Placement account
•	Systematic investment plan
•	Systematic/automatic investment plan (SIP)
•	Unit linked investment plans (ULIP)

Accounts Not Required to be Disclosed:

•	Bank account
•	Employee provident fund (EPF)
•	Life/annuity insurance policies
•	National savings certificate (NSC)
•	Public provident fund (PPF)
•	Voluntary provident fund (VPF)

Appendix E – HIMCO Designated Brokers

•	Charles Schwab
•	E*Trade from Morgan Stanley
•	Fidelity
•	Merrill Lynch
•	Stifel
•	Morgan Stanley
•	TD Ameritrade
•	UBS
•	Vanguard
•	Wells Fargo

Permitted Robo-Advisers (so long as Robo-Adviser’s capabilities do not allow individual Security selection)

•	Acorns